EXHIBIT 99.1

OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS FOR THE YEAR ENDED APRIL 30, 2010
Pennington, NJ — July 13, 2010 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or “the Company”) announces its financial results for the year ended April 30, 2010.
Fourth Quarter and Fiscal Year 2010 Highlights
•	Revenue grew by 26% to $5.1 million for the fiscal year ended April 30, 2010, compared to $4.0 million for the same period in 2009.

•
Cash, cash equivalents, restricted cash and marketable securities of $66.8 million at April 30, 2010 (April 30, 2009: $82.7 million). Cash burn was $15.9 million in fiscal 2010, compared to cash burn of $19.5 million in fiscal 2009.

•
Successful deployment and operation of a PowerBuoy® system at the Marine Corps Base in Hawaii, and the award of $380,000 in additional funding for the project. On-station operation of the PowerBuoy is now entering its eighth month.

•	Progress made with construction of our first PB150 PowerBuoy—scheduled for in-ocean testing off the coast of Scotland in the second half of 2010.

•
Signed a Memorandum of Understanding with the State of Oregon, setting forth an approach for developing utility-scale wave power projects within the State’s coastal waters, including a proposed 100 MW wave power station near Coos Bay, Oregon.

•	Successful completion of in-ocean trials of OPT’s proprietary Undersea Substation Pod in Spain.

•	Awarded new $2.4 million contract to provide PowerBuoy systems to the US Navy’s Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) program for homeland security.

•	Received $1.5 million contract from the US Department of Energy (“DoE”) for development of OPT’s next generation PB500 PowerBuoy wave power system.

•	Signed exclusive agreement to develop demonstration wave power station in Japan with consortium of three Japanese companies, including Mitsui Engineering and Shipbuilding.

•
Award of A$66.5 million grant to OPT partnership with Leighton Contractors Pty Ltd to build a 19 MW wave power project off the coast of Victoria, Australia. In addition, received an award of €2.2 million from the European Commission to deliver a PowerBuoy wave energy device with an innovative wave prediction capability and a “wave-by-wave” tuning system. Both of these grants are conditional on the achievement of certain milestones, including the receipt of significant additional funding for each project.

Fiscal year 2010 also saw a strengthening of OPT’s management team with several key appointments. Foremost among these, Charles F. Dunleavy was appointed OPT’s Chief Executive Officer, having served as the Company’s Senior Vice President and Chief Financial Officer since 2001, and as the Company’s Treasurer and Secretary and a member of the Board of Directors since 1990. From 1993 to 2001, he served as Vice President, Finance. During this time, Mr. Dunleavy had been key to OPT’s progress in expanding operations in Europe, North America, Australia and Japan, and the Company’s raising of over $140 million in equity capital in the US and Europe.

Other key appointments to the management team included Angus Norman as Chief Executive of Ocean Power Technologies Limited. Mr. Norman joined OPT from EDF Energy where he held the position of Managing Director of Sustainable Solutions and brings extensive leadership experience in the energy and renewable energy generation sector, as well as a nearly 30 year record of acquisition, divestment and project development in the energy, transport, minerals and infrastructure markets.
In June 2010, OPT announced the appointment of Michael G. Kelly as Vice President of Operations. Mr. Kelly joined OPT with 28 years of experience in the marine industry, spanning design, manufacturing, deployment and field service of large, complex ocean-based systems. The scope of this work has included the management of international commercial and technical teams to deliver best-in-class marine industry solutions within schedule and budget.
Also, in June 2010, OPT appointed Brian M. Posner to the position of Chief Financial Officer of the Company. Mr. Posner joined OPT with over 25 years of experience in both public and private companies, with a notable track record in working with capital markets, regulatory and accounting matters and strategic alliances. His career has encompassed NASDAQ-listed companies as well as early-stage and publicly-held businesses. In addition, Mr. Posner served on the audit staff of PriceWaterhouseCoopers, LLP where he had a diverse group of clients in the manufacturing, banking and natural resources sectors.
Charles F. Dunleavy, Chief Executive Officer of OPT, said: “This has been a pivotal year for OPT during which we made solid progress in advancing our existing projects as well as achieving major breakthroughs in our target markets worldwide. These were achieved against a background of a global credit crunch that has constrained the adoption of new technologies. However, OPT’s strong balance sheet, blue chip partnerships and progress in commercializing its technology have served it well during the year. With the important strengthening of our management team, we feel confident of our prospects for the year ahead and are excited about upcoming achievements that we expect to report on several fronts.”
Operational Review
The year ended April 30, 2010 represented another year of progress for OPT. The Company achieved key milestones in a number of ongoing projects and established strong foundations in new developments, which include:
HAWAII, US — OPT deployed an upgraded 40kW peak-rated PowerBuoy under its ongoing program with the US Navy for the development and construction of wave power systems at the Marine Corps Base in Oahu, Hawaii. The device has been in operation since its deployment in December 2009, and is producing power in accordance with expectations and testing protocols. In addition, the device has successfully survived significant storm conditions. The Company also received $380,000 in further funding for the commissioning and operation of this PowerBuoy system.
OREGON, US — Construction of the steel structure for the first PB150 PowerBuoy for a 1.5 MW commercial-scale project at Reedsport, Oregon was begun by Oregon Iron Works, a prominent local company, and is advancing as planned. With support from Pacific Northwest Generating Cooperative (PNGC Power) and funding from the US Department of Energy, OPT continued to work extensively with interested stakeholder groups at local, county, state and federal agency levels to develop this project, and progress was made in the overall permitting and licensing process. The project remains on schedule, with the PB150 construction expected to be completed by the end of 2010 and ocean testing expected to commence in 2011. This project is expected to be expanded subsequently in a second phase to a 10 PowerBuoy array connected to the west coast grid, after receipt of third party funding for the project.

During the year, OPT also signed a Memorandum of Understanding (“MOU”) with the State of Oregon to set forth an approach for developing wave power projects within the State’s coastal waters. This MOU outlines important principles for the potential development of future wave power facilities in Oregon. These principles are expected to be first applied to the development of OPT’s Coos Bay project in Oregon. The Company is studying the feasibility of building an OPT wave power station near Coos Bay, Oregon, in phases up to 100 MW. The project is in the initial stages of public and agency review.
SCOTLAND, UK — The construction of OPT’s first PB150 PowerBuoy has been completed, while the energy conversion and power take-off sub-assemblies are soon to be integrated into the buoy structure. OPT expects to conduct in-ocean trials off the coast of Scotland in the second half of calendar year 2010.
CORNWALL, UK — The South West of England Regional Development Agency (“SWRDA”) has placed a contract for the installation and commissioning of the infrastructure, including onshore electrical equipment, for its planned facility in Cornwall, England. Excavation at the site began in June 2010, and SWRDA expects that the final cabling and subsea infrastructure will be installed by the engineering contractor by the end of calendar year 2010. OPT has signed a commitment agreement with SWRDA to advance the development of one of the four wave power stations that are expected to comprise the Wave Hub — one of the world’s largest proposed renewable marine energy projects. OPT was the first company to sign the agreement, ratifying its long-standing involvement with this project.
SPAIN — Under a contract with Iberdrola S.A., the Company completed in-ocean trials of OPT’s Undersea Substation Pod (“USP”) product. The testing was successful and opens a new revenue opportunity for OPT. The USP was designed in-house by OPT for use in a utility-scale wave power station at a site approximately three miles off the coast of Santoña, Spain.
On March 3, 2010, OPT announced the receipt of an award of €2.2 million under the European Commission’s Seventh Framework Programme (FP7), by the European Commission’s Directorate responsible for new and renewable sources of energy, energy efficiency and innovation. The grant to OPT is part of a total award of €4.5 million to a consortium of companies, including OPT, to deliver a PowerBuoy wave energy device under a project entitled WavePort, with an innovative wave prediction capability and a “wave-by-wave” tuning system. Conditional on the receipt of significant additional funding, it is anticipated that this PowerBuoy will be deployed at the Santoña site in Spain.
US NAVY “LEAP” PROJECT — During the fiscal year 2010, OPT won a new $2.4 million contract from the US Navy to provide a wave energy conversion system for the Navy’s LEAP program. This contract, to be performed over a one-year period, is the initial award under a proposed four-year, $10-$15 million project to establish a prototype for a near-shore maritime surveillance for homeland security. Under the initial contract, OPT will provide its PowerBuoy wave energy conversion technology for testing with sensor-based communications systems, with the ultimate aim under the four-year program of developing a LEAP-based vessel detection system testbed. The preliminary design phase work has been submitted and is now under review. OPT expects to complete the initial $2.4 million contract in the second half of calendar year 2010.
US NAVY DEEP OCEAN APPLICATION — Progress continued on OPT’s ongoing project to provide the Company’s autonomous PowerBuoy technology for the US Navy’s Deep Water Active Detection System for ocean data gathering. The current $3.0 million contract was awarded in November 2008 following the completion of the initial test phase work by OPT. Deployment of the enhanced device is scheduled for the second half of calendar year 2010.
JAPAN — OPT signed an agreement in Japan for the development of the country’s first utility-scale wave power station with a consortium of three Japanese companies: Idemitsu Kosan Co., Mitsui Engineering & Shipbuilding Co. Ltd., and Japan Wind Development Co. Subject to the successful identification of a project site and completion of economic assessments, the parties plan to enter into an agreement to build a demonstration plant with up to three OPT PowerBuoys. The trial plant would provide the basis for the expected building of a commercial-scale OPT wave power station with an initial capacity of 10 MW or more — enough power for up to 3,000 households in Japan.

VICTORIA, AUSTRALIA — In November 2009, Ocean Power Technologies (Australasia) Pty Ltd (“OPTA”) was awarded, in partnership with Leighton Contractors Pty Ltd (“Leighton”), an A$66.46 million grant from the Federal Government of Australia towards building a 19 MW wave power project off the coast of Victoria, Australia. The award was one of four renewable energy projects approved by the Federal Government of Australia after considering over 30 applications, and is the only wave energy venture to receive a grant. The funding is intended to be used to advance the construction of a wave power station to be built in three phases to supply electricity to up to 10,000 homes. The project is to be developed by a special purpose company, Victorian Wave Partners Pty Ltd, that was formed by Leighton to collaborate with OPTA in pursuing wave power projects off the east and south coasts of Australia. The grant is conditional on the signing of a Funding Deed which will set out the terms of the grant, including funding milestones. Victoria Wave Partners is seeking the significant additional funding required to enable the completion of the 19 MW wave power station.
PB500 DEVELOPMENT PROGRAM — OPT’s technical achievements were recognized by the US Department of Energy in awarding the Company $1.5 million for the development of the next generation PowerBuoy wave power system. The DoE grant will be used to help fund the scale-up of the power output per device from the current level of 150kW to 500kW. In addition, the technology development effort will focus on increasing the power extraction efficiency and reliability, and will utilize an enhanced “Design-for-Manufacture” approach.
Financial Review
Revenues increased by $1.1 million in fiscal 2010, or 26%, to $5.1 million as compared to $4.0 million in fiscal 2009. This growth primarily reflects an increase in revenue from the US Navy under the Deep Water Active Detection System and LEAP programs, for which OPT provides its autonomous PowerBuoy technology. In addition, there was also an increase in revenue related to OPT’s project off the coast of Reedsport, Oregon. The growth in revenue generated by these projects was partially offset by the decline in revenue from OPT’s utility-scale project in Spain and the Company’s utility PowerBuoy project with US Navy at the Marine Corps Base in Hawaii, which is now in operation.
The Company’s contract order backlog at April 30, 2010 was $5.7 million, compared to $7.5 million at April 30, 2009. Most of this backlog is expected to be recognized as revenue during the fiscal year ending April 30, 2011.
The net loss attributable to OPT for the year ended April 30, 2010 was $19.2 million, compared to a net loss of $18.3 million in the prior year. The increase in the fiscal 2010 net loss was primarily attributable to costs incurred in the Company’s product development programs, which were $13.0 million for fiscal 2010 compared to $8.4 million for fiscal 2009 and a decrease in interest income due to a decrease in cash equivalents and marketable securities, as well as lower yields. The Company’s product development efforts were focused on increasing the output and reliability of the PowerBuoy technology. These factors were offset by an increase in gross profit, an increase in foreign exchange gains and a decrease in selling, general and administrative costs. Other income also increased in the year ended April 30, 2010 due to the favorable settlement of a claim against a supplier of engineering services during the first quarter of fiscal 2010.
The Company finished the year with a strong balance sheet. On April 30, 2010, total cash, cash equivalents, restricted cash and marketable securities were $66.8 million, compared to $82.7 million on April 30, 2009. Total “cash burn” for fiscal 2010 was $15.9 million, compared to $19.5 million for fiscal 2009. The Company’s cash equivalents and investments are highly liquid investments consisting primarily of term deposits with large commercial banks and U.S. Treasury notes.
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Additional information may be found in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Form 10-K may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
Webcast Details
OPT will host an audio webcast to review its results, on Tuesday, July 13, 2010, at 10:00 a.m. Eastern Time (3:00 p.m. BST). Charles F. Dunleavy, Chief Executive Officer, and Brian M. Posner, Chief Financial Officer, will host the webcast. Investors and other interested parties may access the webcast by visiting the Company’s web site at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts and Presentations.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
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Contact information:

Ocean Power Technologies, Inc.	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Executive Officer Brian M. Posner, Chief Financial Officer

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact:
Corfin Public Relations
Neil Thapar, Claire Norbury	Telephone: +44 20 7596 2860
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Consolidated Balance Sheets as of
April 30, 2010 and April 30, 2009

	April 30,	April 30,
	2010	2009
	$	$
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	4,236,597	12,267,830
Marketable Securities	32,536,001	40,849,736
Accounts receivable	1,474,600	985,149
Unbilled receivables	448,686	988,418
Other current assets	1,005,885	1,082,696

Total current assets	39,701,769	56,173,829
Marketable Securities	28,865,046	28,619,528
Restricted cash	1,205,288	951,552
Property and equipment, net	710,563	897,718
Patents, net	1,036,881	909,727
Other noncurrent assets	1,458,646	1,241,552

TOTAL ASSETS	72,978,193	88,793,906

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,843,378	908,837
Accrued expenses	4,092,113	3,760,039
Unearned revenues	1,101,541	281,570
Current portion of long-term debt	95,386	93,398

Total current liabilities	7,132,418	5,043,844

Other non-current liabilities	140,685	—
Long-term debt	250,000	345,386
Deferred rent	—	21,649
Deferred credits	600,000	600,000

Total liabilities	8,123,103	6,010,879

OCEAN POWER TECHNOLOGIES, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,390,563 and 10,210,354, respectively.	10,391	10,210
Treasury stock, 1,072 and 0 shares at cost, respectively	(6,443)	—
Additional paid-in capital	155,726,672	154,568,931
Accumulated deficit	(90,413,098)	(71,242,791)
Accumulated other comprehensive loss	(503,322)	(553,323)

Total Ocean Power Technologies, Inc. stockholders’ equity	64,814,200	82,783,027
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	40,890	—

Total equity	64,855,090	82,783,027

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	72,978,193	88,793,906

Consolidated Statements of Operations
For the years ended April 30, 2010 and 2009

	April 30,	April 30,
	2010	2009
	$	$

REVENUES	5,101,311	4,049,445
COST OF REVENUES	4,298,955	4,840,403
Gross profit (loss)	802,356	(790,958)
PRODUCT DEVELOPMENT COSTS	13,001,550	8,372,244
SELLING, GENERAL AND ADMINISTRATIVE COSTS	9,063,482	9,529,071
Total operating expenses	22,065,032	17,901,315
Operating loss	(21,262,676)	(18,692,273)
INTEREST INCOME, net	1,032,484	1,672,350
OTHER INCOME	557,540	—
FOREIGN EXCHANGE GAIN (LOSS)	540,644	(1,295,227)
Net loss	(19,132,008)	(18,315,150)
Less: Net income attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	(38,299)	—
NET LOSS attributable to Ocean Power Technologies, Inc.	(19,170,307)	(18,315,150)
Basic and diluted net loss per share	(1.88)	(1.79)
Weighted average shares used to compute basic and diluted net loss per share	10,217,003	10,210,354

Consolidated Statements of Cash Flows
For the years ended April 30, 2010 and 2009

	April 30,	April 30
	2010	2009
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	(19,132,008)	(18,315,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(540,644)	1,295,227
Depreciation and amortization	365,755	299,405
Loss on disposals of property, plant and equipment	113,087	268,976
Treasury note premium/discount amortization, net	146,834	288,331
Compensation expense related to stock option grants and restricted stock	1,117,935	1,511,666
Deferred rent	(21,649)	5,412
Changes in operating assets and liabilities:
Accounts receivable	(474,407)	472,422
Unbilled receivables	603,765	(589,970)
Other current assets	77,278	140,418
Other noncurrent assets	(202,731)	(857,060)
Accounts payable	953,815	(354,740)
Accrued expenses	246,816	(454,682)
Unearned revenues	827,786	(418,182)
Other noncurrent liabilities	147,684	—

Net cash used in operating activities	(15,770,684)	(16,707,927)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(33,884,604)	(124,675,859)
Maturities of marketable securities	41,838,886	67,151,702
Restricted cash	(252,080)	—
Purchases of equipment	(239,449)	(811,493)
Payments of patent costs	(153,667)	(243,941)

Net cash provided by (used in) investing activities	7,309,086	(58,579,591)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	250,000
Repayment of long-term debt	(93,398)	(42,801)
Acquisition of treasury stock	(6,443)	—

Net cash (used in) provided by financing activities	(99,841)	207,199

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	530,206	(1,488,155)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,031,233)	(76,568,474)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,267,830	88,836,304

CASH AND CASH EQUIVALENTS, END OF PERIOD	4,236,597	12,267,830